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                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO. 1639 DATED 31 AUGUST 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$3,300,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
 CURRENTLY TOTALING A$1,883,118,000.00 (A$1,331,918,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1.  (i)   Issuer:                Queensland Treasury Corporation

    (ii)  Guarantor:             The Treasurer on behalf of the Government of
                                 Queensland

2.        Benchmark line:        2013
                                 (to be consolidated and form a single series with QTC 6% Global A$ Bonds due 14 August,
                                 2013, ISIN US748305BD00)

3.        Specific Currency or   AUD ("A$")
          Currencies:

4.  (i)   Issue price:           100.966%

    (ii)  Dealers' fees and      No fee or commission is payable in respect of
          commissions paid by    the issue of the bond(s) described in this
          Issuer:                Pricing Supplement. Instead, QTC pays fees and
                                 commissions in accordance with the procedure
                                 described in the QTC Offshore and Onshore
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                                 Fixed Interest Distribution Group Operational
                                 Guidelines.

5.        Specified              A$1,000
          Denominations:

6.  (i)   Issue Date:            01 September 2006

    (ii)  Record Date.           6 February/6 August. Security will be
                                 ex-interest on and from 7 February/7 August.

    (iii) Interest Payment       14 February/14 August
          Dates:

7.        Maturity Date:         14 August 2013

8.        Interest Basis:        6 per cent Fixed Rate

9.        Redemption/Payment     Redemption at par
          Basis:

10.       Change of Interest     Not Applicable
          Basis or Redemption/
          Payment Basis:

11. (i)   Status of the Bonds:   Senior and rank pari passu with other senior,
                                 unsecured debt obligations of QTC

    (ii)  Status of the          Senior and ranks pari passu with all its other
          Guarantee:             unsecured obligations

12.       Method of              Non-syndicated
          distribution:

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note
          Provisions
          Applicable

    (i)   Rate(s) of Interest:   6 percent per annum payable semi-annually in
                                 arrears

    (ii)  Interest Payment       14 February and 14 August in each year up to
          Date(s):               and including the Maturity Date

    (iii) Fixed Coupon           A$30 per A$1,000 in nominal amount
          Amount(s):

    (iv)  Determination          Not Applicable
          Date(s):

    (v)   Other terms relating   None
          to the method of
          calculating interest
          for Fixed Rate
          Bonds:

                        PROVISIONS RELATING TO REDEMPTION
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14.       Final Redemption       A$1,000 per bond of A$1,000 Specified
          Amount:                Denomination

15.       Early Redemption       Not Applicable
          Amount(s) payable on
          redemption for
          taxation reasons or
          on event of default
          and/or the method of
          calculating the
          same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:         Permanent Global Note not exchangeable for
                                 Definitive Bonds

17.       Additional Financial   Not Applicable
          Centre(s) or other
          special provisions
          relating to Payment
          Dates:

18.       Talons for future      No
          Coupons or Receipts
          to be attached to
          Definitive Bonds
          (and dates on which
          such Talons mature):

19.       Other terms or         Not Applicable
          special conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names   Not Applicable
          and addresses of
          Managers and
          underwriting
          commitments:

    (ii)  Date of Dealer         31 August 2006 (the "Trade Date")
          Agreement:

    (iii) Stabilizing            Not Applicable
          Manager(s) (if any):

21.       If non-syndicated,     National Australia Bank Ltd
          name and address of    255 George Street
          relevant Dealer:       Sydney NSW 2000

22.       Whether TEFRA D or     TEFRA Not Applicable
          TEFRA C rules
          applicable or TEFRA
          rules not
          applicable:

23.       Additional selling     Not Applicable
          restrictions:
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LISTING APPLICATION

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This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING

(i)   Listing:                   Bourse de Luxembourg.

(ii)  Admission to trading:      Application has been made for the bonds to be
                                 admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.    RATINGS

      Ratings:                   The bonds to be issued have been rated:

                                 S&P:     AAA
                                 Moody's: Aaa

                                 An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                 Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                 A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL
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      EXPENSES

(i)   Reasons for the Offer:     See "Use of Proceeds" section in the prospectus
                                 supplement.

(ii)  Estimated net proceeds:    Not Applicable.

(iii) Estimated total            Not Applicable.
      expenses:

5.    YIELD

      Indication of yield:       5.88%

                                 Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                 The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                 US748305BD00

(ii)  Common Code:               014569359

(iii) CUSIP Code:                748305BD0

(iv)  Any clearing system(s)     Not Applicable
      other than Depositary
      Trust Company, Euroclear
      Bank S.A./N.V. and
      Clearstream Banking,
      societe anonyme and the
      relevant identification
      number(s):

(v)   Delivery:                  Delivery free of payment

(vi)  Names and addresses of     Not Applicable
      additional Paying
      Agent(s) (if any):
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